FORM 8-K


                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                             Form 8-K
                          Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report
July 17, 1997

                   FIRST REPUBLIC BANCORP INC.
                   ---------------------------
      (Exact name of registrant as specified in its charter)


          Delaware                   0-15882             94-2964497
--------------------------         -----------         -----------------
(State or other jurisdiction       (Commission         (IRS Employer
 of incorporation)                 File Number)        Identification No.)



                        388 Market Street
                      San Francisco, CA  94111
                      ------------------------
        (Address of principal executive office) (Zip Code)


                          (415) 392-1400
                          --------------
       (Registrant's telephone number, including area code)


                          Not applicable
                          --------------
   (Former name, former address, if changed since last report)

Item 5.  Other Events

First Republic Bancorp Inc. hereby files with the Securities and Exchange Commission (the "Commission") its press release, dated July 17, 1997, concerning its earnings release for the second quarter and six months ended June 30, 1997.





                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               First Republic Bancorp Inc.
                               (Registrant)



Date: July 17, 1997            -----------------------------
                               Willis H. Newton, Jr.
                               Senior Vice President and
                               Chief Financial Officer

FOR IMMEDIATE RELEASE
---------------------
                                                    Common Stock Symbol - FRC
                                                    New York Stock Exchange

                    FIRST REPUBLIC BANCORP REPORTS
                     SECOND QUARTER 1997 RESULTS

       San Francisco, California, July 17, 1997 - First Republic Bancorp Inc. today reported net income of $4,352,000 for the quarter ended June 30, 1997, compared with net income of $3,001,000 for the same quarter in 1996. For the second quarter, fully diluted earnings per share was $0.41 for 1997, compared
to $0.33 for 1996.   The 1997 earnings were higher than earnings a year ago
primarily because of higher net interest income, lower provisions for losses, and increased gains on the sale of loans, offset in part by higher operating expenses and REO costs.

       Net income of $8,372,000 was reported for the six months of 1997, compared with $5,771,000 for the first six months of 1996. For the six month period, fully diluted earnings per share was $0.79 for 1997 compared to $0.64 for 1996.

       The Company's quarter-end ratio of capital to risk-adjusted assets was 14.1%. At June 30, 1997, total capital, including subordinated debentures and reserves, was $208,484,000. Tangible book value per share was $16.56 at June 30, 1997. During the second quarter of 1997, the Company repurchased 345,100 shares of its common stock.

       Total assets of First Republic Bancorp were $2,238,033,000 at
June 30, 1997. Substantially all of the Company's loan portfolio consists of first trust deed, real estate secured, California and Nevada loans, 84% of which are housing related and approximately 88% of which are adjustable within one year. The Company's asset growth continued to be focused on single family home loans, which represent 65% of the loan portfolio at June 30, 1997.

       At June 30, 1997, nonaccruing loans totalled $19,764,000 and foreclosed REO totalled $2,850,000, collectively 1.01% of total assets. During the quarter, the Company's reserves increased $149,000 as a result of recoveries exceeding chargeoffs. Reflecting the Company's strong asset quality, there were no additional provisions to reserves during the second quarter. At
June 30, 1997, the Company's reserves totalled $18,501,000, or 0.93% of total loans.

       The Company's nonaccruing loans include $12,468,000 of loans on which interest payments were received during the second quarter at an average payment rate of over 10% on their written down recorded investment. Most of these loans had been restructured by waiver or deferral of interest, by interest rate concessions, or by the forgiveness of principal in certain cases.
                                 MORE

FIRST REPUBLIC BANCORP INC.                                            Page 2

       At June 30, 1997, the Company had restructured performing loans of $2,459,000 and accruing single family loans more than 90 days past due of $3,936,000.

       First Republic operates thirteen retail branches in four metropolitan areas - San Francisco, Los Angeles, San Diego, and Las Vegas. At June 30, 1997, the Company's deposits totalled $1,404,592,000, of which NOW checking, money market checking, and passbook accounts represented 25%.

       For the second quarter of 1997, total interest income increased to $42,833,000 from $39,324,000 in 1996, as the result of a larger average asset base. Net interest income increased to $13,737,000 in the second quarter of 1997, compared to $11,792,000 for the second quarter of 1996. The Company's net interest margin was 2.50% for the second quarter of 1997, compared to 2.36% for the second quarter of 1996.

       The Company's non-interest expense totalled $8,391,000 for the second quarter of 1997, compared to $5,882,000 for the same period in 1996. Such expense includes REO writedowns and costs of $1,201,000 in 1997 versus REO costs net of gains of $160,000 in 1996. Also, over the past year, the Company has added new branches and employees to expand its products and services, and approximately $400,000 of nonrecurring costs, including costs related to the Company's planned corporate reorganization, introduction of a new corporate identity, and ultimate conversion to a commercial bank, were incurred or accrued in the second quarter of 1997. As a percentage of average assets, general and administrative expenses were 1.31% for the second quarter of 1997 compared with 1.25% for the first quarter of 1997. The Company's operating efficiency ratio, or net non-interest expense as a percentage of net interest income and recurring non-interest income, was 49.1% for the second quarter of 1997, compared to 49.5% for the first quarter of 1997.

       For the second quarter of 1997, the Company originated $295,345,000 of loans compared with $220,779,000 for the same period in 1996. Total loans originated for the first six months were $495,918,000 in 1997 compared with $419,720,000 in 1996. The Company sold $131,783,000 of loans during the second quarter of 1997, compared with $10,456,000 in the second quarter of 1996 and recorded net gains of $1,162,000 on these loan sales in the second quarter of 1997, compared to $76,000 during the second quarter of 1996. The portfolio of real estate loans serviced for third-party investors was $934,014,000 at June 30, 1997, compared to $767,710,000 at June 30, 1996.

          First Republic Bancorp Inc. functions as a direct lender and private banker as well as a mortgage banker through First Republic Savings Bank, its FDIC-insured, Nevada chartered thrift company subsidiary. First Republic Savings Bank provides both loan and deposit services in the San Francisco, Los Angeles, Beverly Hills, and San Diego, California areas and in Las Vegas, Nevada.

                               MORE

FIRST REPUBLIC BANCORP INC.                                          Page 3

                                             Three Months                      Six Months
                                            Ended June 30                     Ended June 30
                                      ----------------------------     ----------------------------
Financial Results                         1997            1996             1997           1996
-----------------                     ------------    ------------     ------------    ------------
Total Interest Income                 $ 42,833,000    $ 39,324,000     $ 84,288,000    $ 77,982,000

Net Interest Income                   $ 13,737,000    $ 11,792,000     $ 26,746,000    $ 23,048,000

Provision for Losses                  $         --    $  1,815,000     $    500,000    $  3,588,000

Net Income                            $  4,352,000    $  3,001,000     $  8,372,000    $  5,771,000

Primary EPS                           $       0.41    $       0.39     $       0.84    $       0.76
                                      ============    ============     ============    ============

Fully diluted EPS                     $       0.41    $       0.33     $       0.79    $       0.64
                                      ============    ============     ============    ============

Weighted Average Shares:
  Primary                               10,643,526       7,655,491        9,975,268       7,625,556
  Fully diluted                         10,710,972      10,238,497       10,691,008      10,179,192


Operating Information
---------------------
Loan Origination Volume               $295,345,000    $220,779,000     $495,918,000    $419,720,000

Avg. Assets Per Employee*             $ 12,704,000    $ 12,645,000     $ 12,850,000    $ 12,620,000

Net Income Per Employee*              $    100,600          75,500     $     98,500          73,700

Return on Average Assets*                     0.79%           0.60%            0.77%           0.58%

Return on Average Common Equity*             10.64%          10.61%           10.95%          10.34%

Efficiency Ratio                              49.1%           41.4%            49.2%           43.8%

General and Administrative Expenses
  as % of Average Assets*                     1.31%           1.14%            1.28%           1.12%


Rates Earned/Paid*
------------------
Yield on Investments                          6.60%           6.92%            6.62%           6.84%

Yield on Loans                                7.99%           8.04%            7.91%           8.13%
                                      -------------   -------------    -------------   -------------

Earning Assets Yield                          7.84%           7.93%            7.78%           7.99%
                                      =============   =============    =============   =============

Cost of Deposits                              5.62%           5.72%            5.62%           5.81%

Cost of Borrowings                            6.19%           6.22%            6.09%           6.32%
                                      -------------   -------------    -------------   -------------

Liability Costs                               5.80%           5.90%            5.77%           5.99%
                                      =============   =============    =============   =============

Net Interest Spread                           2.04%           2.03%            2.01%           2.00%
                                      =============   =============    =============   =============

Margin on Earning Assets                      2.50%           2.36%            2.43%           2.34%
                                      =============   =============    =============   =============

* Data is Annualized.

FIRST REPUBLIC BANCORP INC.                                            Page 4

                                                 As of June 30,
                                      ------------------------------------

Financial Condition                         1997                 1996
-------------------                   ---------------      ---------------

Total Loans                           $ 1,980,364,000      $ 1,834,407,000
                                      ===============      ===============

Total Assets                          $ 2,238,033,000      $ 2,064,209,000
                                      ===============      ===============

Loans Serviced for
 Investors                            $   934,014,000      $   767,710,000
                                      ===============      ===============

Total Deposits                        $ 1,404,592,000      $ 1,254,523,000
                                      ===============      ===============

Stockholders' Equity                  $   160,556,000      $   114,529,000

Senior Subordinated Debentures              9,966,000            9,966,000

Subordinated Debentures                    19,461,000           19,509,000

Convertible Subordinated Debentures                --           34,500,000

Reserves                                   18,501,000           19,318,000
                                       --------------      ---------------

Total Capital                          $  208,484,000      $   197,822,000
                                       ==============      ===============

Capital-to-Risk-Adjusted Assets                 14.12 %              14.79 %
                                                =====                =====

Tangible Stockholders'
  Equity Per Share Outstanding         $        16.56      $         15.56
                                       ==============      ===============

Shares of Common Stock Outstanding          9,692,934            7,352,991


For further information call:
Willis H. Newton, Jr.
Senior Vice President and
Chief Financial Officer
388 Market Street
San Francisco, CA  94111
(415)392-1400


                       # # # # # # # # # # # # #